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                                                                    EXHIBIT 99.1


(SCS TRANSPORTATION, INC. LOGO)                    NEWS RELEASE


FOR IMMEDIATE RELEASE
                                                               FEBRUARY 16, 2004

            SCS TRANSPORTATION ANNOUNCES ACQUISITION OF CLARK BROS.,
                  EXPANDING SAIA INTO MAJOR MIDWESTERN MARKETS


(KANSAS CITY, Mo.) - SCS Transportation, Inc. (NASDAQ: SCST) today announced it has acquired Clark Bros. Transfer, Inc., a Midwestern less-than-truckload carrier operating in ten states. The operations of Clark Bros. will be integrated into Saia later this spring, bringing the benefits of Saia transportation service to major Midwestern markets including Chicago, Minneapolis, St. Louis and Kansas City. The expanded Saia will serve 29 states with 127 terminals.

In 2003, Clark Bros. recorded revenue of $66 million and $4 million in operating income, generating an operating ratio of 93.9 percent. SCS Transportation expects the acquisition and integration to be accretive to earnings beginning in 2004, with additional revenue synergies going forward.

"This acquisition expands the ability of Saia to offer seamless, top-quality LTL service to current and new customers in multiple regions," said Bert Trucksess, chairman, president and chief executive officer of SCS Transportation. "We greatly enhance the value Saia delivers for customers, employees and shareholders by adding the Midwest and Plains states to our current Saia service in the South, Southwest, Pacific Northwest and West."

James D. Clark, president of Clark Bros., commented: "As a family-owned business for the past 68 years, our primary concern has been the long-term interests of our customers and employees. Joining Saia and SCS Transportation ensures a promising future as part of a growing, financially strong company with a first-rate reputation and commitment to customer service."

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SCS Transportation Announces Acquisition
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Clark Bros., based in Norfolk, Neb., has approximately 600 employees and has been serving customers since 1936. With approximately 370 tractors and 600 trailers, Clark Bros. currently serves Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Nebraska, South Dakota, Texas and Wisconsin.

Saia, based in Duluth, Ga., had 2003 revenues of $521 million, with operating income of $27.7 million and an operating ratio of 94.7 percent. Saia currently has about 5,200 employees and owns approximately 2,250 tractors and 7,750 trailers. Saia currently serves Alabama, Arizona, Arkansas, California, Colorado, Florida, Georgia, Idaho, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Utah, Virginia and Washington.

In addition to providing a platform for greater revenue and profit growth, the acquisition maintains the financial strength and flexibility of SCS Transportation. The total consideration of $30.5 million includes three components:

o        $21.7 million for the purchase of all outstanding Clark Bros. equity

o $6.0 million for the assumption of debt, all of which will be repaid shortly after closing

o $2.8 million in consideration to structure the transaction as an asset sale for tax purposes.

The transaction is being financed from cash balances, existing revolving credit capacity, and a $6.2 million seller note.

CONFERENCE CALL AND OTHER INFORMATION

SCS Transportation will hold a conference call to discuss the acquisition on Tuesday, February 17, 2004, at 12:00 p.m. Eastern Time (11:00 a.m. Central
Time). Hosting the call will be Bert Trucksess, chairman, president and CEO, Jim Bellinghausen, vice president of finance and CFO, and Rick O'Dell, president and CEO of Saia. To participate, please dial 1-800-275-8866, or 1-706-634-4936 for international calls. Callers should dial in five to ten minutes before the starting time. This call will be webcast live via the company's web site at www.scstransportation.com and will be archived on the site for 90 days. A replay of the call

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SCS Transportation Announces Acquisition
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will also be available from two hours after completion through February 24,
2004, by dialing 1-800-642-1687 and using conference code 5570236. Supplemental information about the Saia expansion, including a map of the new coverage area, is available at our web site.

SCS Transportation, Inc. (NASDAQ: SCST) provides trucking transportation and supply chain solutions to 72,000 customers across the United States. With 2003 revenues of $827 million, the company focuses on regional and interregional less-than-truckload (LTL) and selected truckload (TL) services. Operating subsidiaries are Saia, a multi-region LTL carrier based in Duluth, Ga., and Jevic, a hybrid LTL & truckload carrier based in Delanco, N.J. Headquartered in Kansas City, Mo., SCST has approximately 7,700 employees nationwide.

         The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words or expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding our future financial condition and results of operations and our business operations in this release. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to, general economic conditions; labor relations; cost and availability of qualified drivers; governmental regulations, including but not limited to Hours of Service, engine emissions and Homeland Security; cost and availability of fuel; inclement weather; integration risks; competitive initiatives and pricing pressures; self-insurance claims and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's SEC filings.


                                      # # #


INVESTOR CONTACT:  Greg Drown
                   SCS Transportation, Inc.
                   816-714-5906
                   gdrown@scstransportation.com

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SCS Transportation Announces Acquisition
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MEDIA CONTACT:     Dick Johnson
                   Johnson Strategic Communications Inc.
                   913-649-8885
                   dick@johnsonstrategic.com